Oceanic Enterprises, Inc.
Statements of Financial Position
As of 9/30/2010
(unaudited)
(in thousands)

Oceanic
Current assets:
Cash and cash equivalents	$78
Accounts receivable, trade	32
Accounts receivable, shareholder and other related party	2,922
Inventories	36
Other current assets	74
Total current assets	3,142

Property and equipment, net	173
Other assets	548
Total assets	$3,863

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Borrowings from shareholder	$-
Accounts payable, trade	187
Accounts payable to shareholder and other related parties	3,502
Accrued liabilities	15
Total current liabilities	3,704

Long term notes payable	-
Total liabilities	3,704

Commitments and contingencies

Stockholders’ equity:
Common stock	10
Additional paid-in capital	1,000
Retained earnings	(851)
Accumulated other comprehensive income	-
Total Oceanic stockholders’ equity	159

Total liabilities and stockholders’ equity	$3,863

Oceanic Enterprises, Inc.
Statements of Operations
Nine months ended 9/30/2010 and 9/30/2009
(unaudited)
(in thousands)

	9/30/2010	9/30/2009

Net revenue	$1,800	$10,507
Cost of goods sold	-	(9,069)

Gross profit	1,800	1,438

Selling, general and administrative expenses	(1,473)	(1,583)

Operating income (loss)	327	(145)

Exchange gains	-	115
Gain (loss) asset disposition	(2)	-
Interest expense	(472)	(91)

Income (loss) before provision for income taxes	(147)	(121)

Income tax provision	-	-

Net income (loss)	$(147)	$(121)

Oceanic Enterprises, Inc.
Statement of Cash Flow
Nine months ended  9/30/2010 and 9/30/2009
(unaudited)
(in thousands)

	Nine months ended	Nine months ended
	September 30, 2010	September 30, 2009

Operating Activities
Net loss	$(147)	$(121)
Adjustments to reconcile to net cash used in operating activities:
Depreciation	-	-
Deferred income taxes	(432)	(506)

Changes in assets and liabilities:
Accounts receivable, trade	614	(364)
Accounts receivable, shareholder and other related party	(65)	110
Inventories	(30)	(6)
Other current assets	366	486
Accounts payable, trade	(77)	(159)
Accounts payable to shareholder and other related parties	2,018	(634)
Accrued liabilities	(165)	(49)

Net cash used and provided in operating activities	2,082	(1,243)

Investing activities
Purchases of property and equipment	(85)	(11)
Sale of fixed assets	13	-

Net cash used in investing activities	(72)	(11)

Financing activities
Borrowings from unrelated parties	-	100
Repayments of note payable to shareholder	(1,939)	(1,464)

Net cash used in financing activities	(1,939)	(1,364)

Subtotal	71	(2,618)

Cash and cash equivalents at beginning of year	7	2,995

Cash and cash equivalents at end of period	$78	$377